UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2013

Taylor Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 22, 2013, Taylor Capital Group, Inc. (the “Company”), the parent company of Cole Taylor Bank (the “Bank”), announced it has issued a notice to redeem all of its remaining 19,973 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for an aggregate price of $20.0 million, the face liquidation amount of the shares, plus approximately $105,000 of accrued but unpaid dividends at a current annual rate of 5.0%. The shares will be redeemed from current holders, through The Depository Trust Company as securities depository for the Series B Preferred Stock. The redemption date will be December 23, 2013, and the transaction will be funded using available cash on hand at the Company.
Following completion of both this redemption and the redemption announced on November 1, 2013, there will be no shares of the Series B Preferred Stock outstanding.

Cautionary Note Regarding Forward-Looking Statements: Certain statements in this report constitute forward-looking statements. These forward-looking statements reflect current expectations about certain prospects and opportunities, and anticipated or expected events. These forward-looking statements may be identified by words such as “may,” “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available and are subject to a number of risks, uncertainties and other factors that could cause Taylor Capital Group, Inc.'s performance and actual events in 2013 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 22, 2013

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Brian T. Black
Brian T. Black
General Counsel and Corporate Secretary